July 21, 1997


Board of Directors
Valero Refining and Marketing Company
530 McCullough Avenue
San Antonio, TX  78215

Ladies & Gentlemen:

     I am the Associate General Counsel of Valero Energy Corporation, a Delaware corporation, the sole stockholder of Valero Refining and Marketing Company, a Delaware corporation ("Valero"), and have acted as counsel for Valero in connection with the proposed offering of up to 2,500,000 shares of Common Stock, $.01 par value per share, of Valero (the "Shares"), together with up to 2,500,000 Preferred Share Purchase Rights ("Rights") of Valero, pursuant to the Valero Refining and Marketing Company Executive Stock Incentive Plan (the "Plan").

     In connection therewith, I have examined, among other things, the Restated Certificate of Incorporation and the By-laws of Valero, the corporate proceedings with respect to the adoption of the Plan and the offering of the Shares, the corporate proceedings with respect to the creation of the Rights Agreement, dated as of July 17, 1997, between Valero and Harris Trust and Savings Bank, as Rights Agent, and the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Valero with the Securities and Exchange Commission for the registration of the Shares and the Rights under the Securities Act of 1933, as amended (the "Act").

     Based on the foregoing, and having due regard for such legal considerations as I have determined relevant, I am of the opinion that:

          1. Valero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares and Rights proposed to be sold by Valero under the Plan and which are original issuance securities have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Act and to compliance with any applicable Blue Sky laws and to the issuance of such Shares and Rights in accordance with the provisions of the Plan, when each certificate for a portion of such Shares has been executed by Valero, authenticated by the Transfer Agent, registered by the Registrar and delivered and sold in accordance with the Plan, (a) the Shares represented by such certificate will be legally issued, fully paid and non-assessable shares of Common Stock of Valero, and (b) the Rights trading with and represented by such certificate for the Shares will be legally issued, fully paid and non-assessable Preferred Share Purchase Rights of Valero entitled to the benefits of the Rights Agreement.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the references to myself therein.

                              Very truly yours,

                              /s/ Gregory C. King

                              Gregory C. King,
                              Associate General Counsel
                              to Valero Energy Corporation